Exhibit 99.1
Marlin closes on $75 million three-year facility with Wells Fargo Foothill
Mount Laurel, NJ, October 13, 2009 — Marlin Business Services Corp., (NASDAQ: MRLN), a leader in the equipment leasing industry, is pleased to announce that its affiliate, Marlin Receivables Corp., has closed on a $75,000,000 three-year committed funding facility with the Lender Finance division of Wells Fargo Foothill, part of Wells Fargo & Company (NYSE:WFC). The facility will be used by Marlin to fund its growth, increasing its ability to extend flexible equipment financing options to thousands of small and medium-sized businesses nationwide.
“I am excited to announce a new relationship with a leading lender to the equipment finance industry, Wells Fargo Foothill” said Daniel P. Dyer, CEO of Marlin Business Services Corp. “Access to committed funding provides Marlin with a competitive advantage to grow our business and serve the financing needs of our equipment dealers and their customers” added Mr. Dyer.
“Marlin is a long-time customer of Wells Fargo, with a proven track record in the equipment leasing industry” said Andrea Petro, Executive Vice President and Division Manager of Wells Fargo Foothill Lender Finance. “We are delighted to build on the successful relationship with Dan Dyer and the rest of the Marlin management team through this new facility.”
This financing, coupled with Marlin Business Bank, further solidifies Marlin’s diversified financing platform and its ability to meet the credit needs of small businesses.
About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of equipment leasing and working capital solutions primarily to small businesses. The Company’s principal operating subsidiary, Marlin Leasing Corporation, finances over 90 equipment categories in a segment of the market generally referred to as “small-ticket” leasing (i.e. leasing transactions less than $250,000). The Company was founded in 1997 and completed its initial public offering of common stock on November 12, 2003. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.
About Wells Fargo Foothill
Wells Fargo Foothill is a leading provider of senior secured financing to middle-market companies across the United States and Canada, offering flexible, innovative credit facilities from $10 million to $1 billion and more. It is part of Wells Fargo & Company, a diversified financial services company with $1.3 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores, over 12,000 ATMs and the Internet (wellsfargo.com) across North America and internationally. For more information, visit wellsfargofoothill.com.